EXHIBIT 10.1

Execution Version
[MULTIPLAN, INC. LETTERHEAD]
August 4, 2021

Mark H. Tabak
[ADDRESS]
[ADDRESS]

Dear Mark:
    Reference is made to that certain Amended and Restated Employment Agreement by and between you (the “Executive”), MultiPlan, Inc., a New York corporation (together with any successor thereto, the “Company”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), dated as of May 5, 2016 (the “Employment Agreement”). Terms not otherwise defined in this letter agreement shall have the meanings ascribed to such terms in the Employment Agreement. As discussed, the purpose of this letter is to confirm our agreement of the following amendments to the terms and conditions set forth in the Employment Agreement effective as of the date first above written:
•“Good Reason” under the Employment Agreement will be limited to: (i) the Company’s failure to make any material payment due under the Employment Agreement that remains uncured for more than five (5) business days following receipt of written notice from the Executive thereof, and (ii) those events described in Sections 10(g)(ii), 10(g)(iii), 10(g)(iv) and 10(g)(v)(solely with respect to any breach of Section 2(h)) of the Employment Agreement.
•For purposes of Section 4(b) of the Employment Agreement:
◦ The parties agree that the aggregate amount payable under Sections 4(b)(i) and (iii) shall equal $4,017,666 (together with the additional amounts described in Section 4(b)(ii), the “Severance Amounts”), with $2,000,000 of the Severance Amounts payable in installments at the time severance amounts are otherwise payable under Section 4(b)(i) (provided such installments shall be accelerated to the full extent consistent with Section 409A of the Code and Section 21 of the Employment Agreement) in the form of fully vested common stock of MultiPlan Corporation, with the number of shares based on the volume weighted average trading price of the common stock of MultiPlan Corporation over the preceding 30 consecutive trading days and the remaining portion of the Severance Amounts paid in cash at the time such amounts are otherwise payable.
◦The parties agree that pursuant to Section 4(b)(ii), (x) the Company will pay the COBRA premium costs directly and (y) in the event the Company has to discontinue such payments pursuant to the last sentence of Section 4(b)(ii) the Company shall pay to Executive the cash equivalent of such remaining COBRA premium costs, payable in a lump sum as soon as reasonably practicable following such discontinuation.

◦With respect to any such termination under Section 4(b) of the Employment Agreement occurring prior to January 31, 2022, in addition to the Severance Amounts, the Executive shall be paid an amount equal to his then current Base Salary, payable in the ordinary course through January 31, 2022.
◦In addition to the events described in Section 4(b)(and notwithstanding the notice timing provisions of Section 3(b)) of the Employment Agreement, the Executive will also be entitled to the Severance Amounts upon any resignation without Good Reason on or following January 31, 2022.
◦Notwithstanding the timing of the payments described in Section 4(b), upon the death or disability (within the meaning of Treas. Reg. 1.409A-3(i)(4)) of the Executive following any applicable termination of employment, the Severance Amounts shall become immediately payable as of the date of such death or disability.
•Immediately following any termination under Section 4(b) of the Employment Agreement by the Company on or after January 1, 2022, or by the Executive on or after January 31, 2022, and as a result of which the Executive is no longer continuing as an employee, MultiPlan Corporation will appoint the Executive as Non-Executive Chairman, with the time commitment associated with such role being limited to not more than 20% of the average level of services provided by the Executive under the Employment Agreement during the preceding 36-month period. Commencing January 31, 2022 or the date of such termination of employment, if later, the Executive’s sole compensation for services rendered as Non-Executive Chairman shall be an annual fee of $500,000 payable quarterly in arrears, pro-rated for any partial year.
•Prior to the end of calendar year 2021, the compensation committee of the Board will take action to (i) make a good faith estimate of the achievement of the 2021 EBITDA and Revenue performance metrics as reflected in the financial presentation to the Board in May 2021 and incorporated under the Company’s annual bonus plan, (ii) determine the Executive’s 2021 annual bonus based on the determination made in clause (i) (the “2021 Estimated Bonus”) and (iii) pay 90% of the 2021 Estimated Bonus on or prior to December 31, 2021 (reduced by any portion of the Annual Bonus previously paid for 2021), with the delta between the amount of the 2021 Estimated Bonus paid and the actual 2021 annual bonus amount due, to be paid in the ordinary course (the 2021 Estimated Bonus and actual 2021 annual bonus, the “2021 Bonus”). To the extent the delta is negative, the Company shall be permitted to net such deficit against any other amounts due to the Executive. The 2021 Bonus (without pro-ration) shall be paid to the Executive if he remains employed through and including December 31, 2021 or has been subject to a termination covered by Section 4(b) of the Employment Agreement (and such payment shall be in addition to the Severance Amounts).
•Sections 11, 13, 15, 17, 20 and 21 (Governing Law; Counterparts; Amendments; Waivers; Arbitration; Employee Acknowledgment; Section 409A) are incorporated herein. Except as set forth herein, the terms of the Employment Agreement shall remain unchanged.

To confirm your agreement with the above terms, please sign where indicated below and return the executed copy to the Company.
Sincerely,
MultiPlan, Inc.

/s/ JEFFREY DOCTOROFF
By: Jeffrey Doctoroff
Title: SVP and GC

Agreed and Accepted:

/s/ MARK H. TABAK
Mark H. Tabak

[Signature Page to Side Letter to Amended and Restated Employment Agreement]